Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2006 (February 7, 2006)
Manhattan Associates, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation or organization)	0-23999 (Commission File Number)	58-2373424 (I.R.S. Employer Identification No.)
2300 Windy Ridge Parkway, Suite 700, Atlanta, Georgia
30339
(Address of Principal Executive Offices)
(Zip Code)
(770) 955-7070
(Registrant’s telephone number, including area code)
NONE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On February 7, 2006, Manhattan Associates, Inc. (the “Company”) issued a press release providing the results for its financial performance for the fourth quarter ended December 31, 2005. A copy of this press release is attached as Exhibit 99.1. Pursuant to General Instruction B.2 of Form 8-K, this exhibit is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934.
     The press release includes, as additional information regarding the Company’s operating results, the Company’s adjusted net income and adjusted net income per share, which exclude the impact of certain items, if applicable in the period, including acquisition-related costs and the amortization thereof, the recapture of previously recognized transaction tax expense, stock option expense under FAS 123R and the severance and accounts receivable charge recorded in Q2 of 2005, all net of income tax effects. The measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP net income and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net income and adjusted net income per share provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations.
Item 4.02(a) Non-Reliance on Previously issued Financial Statements or a Related Audit Report or Completed Interim Review
On February 3, 2006, the Company concluded, with the concurrence of its Audit Committee, that the historical financial statements and the related reports of the Company’s independent registered public accounting firms for the years ended December 31, 2000 through December 31, 2004 and management’s and the Company’s independent registered public accounting firm’s reports on internal control over financial reporting as of December 31, 2004 included in the Company’s Annual Reports on Form 10-K for the related periods should no longer be relied upon and that the Company would restate the financial statements and related audit reports.
In connection with the preparation of the Company’s annual 2005 financial statements, the Company became aware of certain tax accounting issues related to prior years which the Company believed require the restatement of its previously issued financial statements for the years ended December 31, 2000 through December 31, 2004. The net income in these years was overstated by a total of approximately $7 million, resulting primarily from not filing an election to change the method of computing its research and development income tax credit in 1998 following a small acquisition and from not providing the appropriate liability for transaction taxes in certain states. Although it is possible to recover some, if not all, of the lost tax credits through a retroactive relief request from the Internal Revenue Service and some of the transaction taxes from the Company’s customers who are contractually responsible for these taxes, the amount of recovery cannot be estimated precisely and collection is not considered probable. Any future recapture of the lost tax credits or collection of transaction taxes from customers will be recorded as a reduction to expense in the period received.
The Company’s management and Audit Committee discussed the matters disclosed in this filing with Ernst & Young LLP, the independent registered public accounting firm for the Company.
The restatement of prior periods will be effected in an amendment to the Company’s annual report on Form 10-K for the year ended December 31, 2004, expected to be filed with the Securities and Exchange Commission on or before March 10, 2006.
The restatements correct errors in the application of generally accepted accounting principles dealing with accounting issues relating to the calculation of tax credits and evaluation of transaction tax expenses. The Public Company Accounting Oversight Board Standards provide that a restatement of financial statements should be regarded as a strong indicator of a material weakness in internal control over financial reporting. Consistent with these standards, management is currently reviewing the Company’s internal controls with respect to its processes surrounding the calculation of the income tax provision and the accrual for transaction taxes to determine whether a material weakness in those controls existed. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits.
               99.1 Press Release, dated February 7, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Manhattan Associates, Inc.
By:	/s/ Steven R. Norton
Steven R. Norton
Senior Vice President and Chief Financial Officer

Dated: February 8, 2006

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release, dated February 7, 2006.

4